Exhibit 4.4
FIFTH SUPPLEMENTAL INDENTURE
Dated as of June 21, 2011
to
INDENTURE
Dated as of June 8, 2006
among
BJ SERVICES COMPANY LLC,
as Company,
WESTERN ATLAS INC.,
as Successor Company, and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee
$250,000,000 6.00% Senior Notes due 2018

FIFTH SUPPLEMENTAL INDENTURE
     This FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 21, 2011, among BJ Services Company LLC, a Delaware limited liability company (the “Company”), as issuer under the Indenture referred to below, Western Atlas Inc., a Delaware corporation (the “Successor Company”), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH:
     WHEREAS, the Company is party to the Indenture, dated as of June 8, 2006 (the “Original Indenture”), providing for the issuance of Senior Debt Securities, and furthermore has executed and delivered to the Trustee the First Supplemental Indenture, dated as of June 8, 2006 (the “First Supplemental Indenture”), providing for the issuance of its 5.75% Senior Notes due 2011 (the “2011 Notes”), the Second Supplemental Indenture, dated as of June 8, 2006 (the “Second Supplemental Indenture”), providing for the issuance of Floating Rate Senior Notes due 2008 (the “Floating Notes”), the Third Supplemental Indenture, dated as of May 19, 2008 (the “Third Supplemental Indenture”), providing for the issuance of its 6.00% Senior Notes due 2018 (the “Notes”), and the Fourth Supplemental Indenture, dated as of April 28, 2010 (the “Fourth Supplemental Indenture”; the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”), providing for the succession of the Company under the Indenture with the same effect as if it had been named as Company therein;
     WHEREAS, the Floating Notes are no longer outstanding;
     WHEREAS, the 2011 Notes are no longer outstanding;
     WHEREAS, the Company filed a certificate with the Secretary of State of the State of Delaware on April 29, 2010 changing the name of the Company from “BSA Acquisition LLC” to “BJ Services Company LLC”;
     WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of June 20, 2011 (the “Merger Agreement”), by and between the Successor Company and the Company, the Company will merge with and into the Successor Company (the “Merger”);
     WHEREAS, pursuant to Section 8.1 of the Indenture, the Company is required not to merge with or into the Successor Company unless (i) the Successor Company assumes all the obligations of the Company under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee, (ii) the Successor Company is a corporation (as defined in the Indenture) organized or existing under the laws of the United States, any state of the United States or the District of Columbia and (iii) immediately after giving effect to the Merger, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing;

     WHEREAS, the Successor Company is organized and existing under the laws of the State of Delaware and is a corporation as defined in Section 1.1 of the Indenture, and thus no co- issuer is required to be added to the Indenture under Section 8.1(b) of the Indenture;
     WHEREAS, both before and immediately after giving effect to the Merger, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing;
     WHEREAS, at the Effective Time (as defined in the Merger Agreement), the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor Company had been named as the Company therein, and the Company will be relieved of all obligations and covenants under the Indenture and the Securities in accordance with Section 8.2 of the Indenture;
     WHEREAS, pursuant to Section 9.1(b) of the Indenture, the Trustee and the Successor Company may execute and deliver this Supplemental Indenture without the consent of any Holders to evidence the succession of the Successor Company to the Company and the assumption by the Successor Company of the covenants of the Company contained in the Indenture and to the Notes;
     WHEREAS, there are Outstanding on the date hereof Securities consisting of $250,000,000 aggregate principal amount of the Notes (the “Outstanding Securities”);
     WHEREAS, pursuant to Sections 9.1, 9.3 and 1.3 of the Indenture, the Company has delivered a request to the Trustee requesting the Trustee to join with the Company and the Successor Company in the execution of this Supplemental Indenture, accompanied by (1) Board Resolutions (x) authorizing the execution of this Supplemental Indenture and (y) approving this Supplemental Indenture, (2) an Officer’s Certificate and Opinion of Counsel, each stating that (x) the Merger and this Supplemental Indenture comply with Article Eight of the Indenture and (y) all conditions precedent in the Indenture provided for relating to the Merger have been complied with and (3) an Opinion of Counsel that the execution of this Supplemental Indenture is authorized or permitted by the Indenture; and
     WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by Board Resolutions, and all acts, conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement in accordance with its terms and for the purposes set forth herein have been done and taken, and the execution and delivery of this Supplemental Indenture has been in all respects duly authorized.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Company, the Successor Company and the Trustee, intending to be legally bound hereby, has executed and delivered this Supplemental Indenture and hereby mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

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     1. Definitions.
          (a) Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Indenture.
          (b) For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
     2. Assumption of Obligations; Succession.
          (a) The Successor Company hereby expressly assumes, from and after the Effective Time, all the obligations of the Company under the Notes and the Indenture with the same effect as if the Successor Company had been named as the Company in the Indenture.
          (b) The Successor Company shall, from and after the Effective Time, by virtue of the aforesaid assumption and the delivery of this Supplemental Indenture, succeed to, and be substituted for, and may exercise every right and power of, the Company, and be the “Company,” under the Indenture with the same effect as if the Successor Company had been named as the Company in the Indenture.
     3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.
     4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     5. Multiple Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
     7. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their respective successors and assigns and inure to the benefit of their respective successors and assigns, regardless of whether so expressed.

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     8. Benefit of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Registrar, any Paying Agent and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.
     9. Acceptance by Trustee. The Trustee accepts the amendments to the Original Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Original Indenture as hereby amended, but only upon the terms and conditions set forth in the Original Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and the Successor Company and, except as provided in the Original Indenture, the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture and the Trustee makes no representation with respect thereto.
[Signatures on following pages]

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     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the date first above written.

COMPANY: BJ SERVICES COMPANY LLC
By:	/s/ Jan Kees van Gaalen
Jan Kees van Gaalen
Treasurer

Signature Page to Fifth Supplemental Indenture

SUCCESSOR COMPANY: WESTERN ATLAS INC.
By:	/s/ Jan Kees van Gaalen
Jan Kees van Gaalen
Treasurer

Signature Page to Fifth Supplemental Indenture

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Patrick T. Giordano
	Name:	Patrick T. Giordano
	Title:	Vice President

Signature Page to Fifth Supplemental Indenture